PROCARE INDUSTRIES, LTD.
                                   RULE 14f-1
                             NOTICE TO SHAREHOLDERS

         Pursuant to Rule 14f-1 adopted under the Securities Exchange Act of 1934, as amended, ProCare Industries, Ltd. (the "Company") furnishes the following information to shareholders of record as of September 30, 2000.

         The Company has entered into an Agreement and Plan of Merger, as amended September 29, 2000, with FastPoint Communications, Inc. ("FastPoint"). FastPoint is a Los Angeles-based network access provider of Internet, data and communications services. Under the agreement, FastPoint will be merged with and into a new-formed subsidiary corporation of the Company (the "Merger Transaction"), and Fastpoint will pay to the Company immediately prior to closing approximately $235,000 (of which $75,000 has been paid) in fees and reimbursement for expenses. As a result of the Merger Transaction, FastPoint will become a wholly-owned subsidiary corporation of the Company in exchange for the issuance, to nonaffiliated persons, of a number of shares of common stock equal to approximately 92% of the outstanding common stock following the Merger Transaction. The Merger Transaction is expected to close on or after 10 days from the date that this Notice is mailed to our shareholders. When the Merger Transaction is completed, the name of the Company will be changed to "FastPoint Communications, Inc."

         As of the anticipated date of the closing of the Merger Transaction, the Company will have 1,785,559 shares of our no par value common stock issued and outstanding, each of which is entitled to one vote. Upon completion of the Merger Transaction, the Company anticipates that there will be issued and outstanding 20,103,990 shares of our common stock and options and warrants to acquire an additional 6,202,778 shares which will be held by various officers, employees, affiliates of FastPoint and others who have provided services to FastPoint.

         In connection with the Merger Transaction, a change of control will be effected. Shareholders of FastPoint, who will collectively own approximately 92% of the Company's issued and outstanding voting common stock, will have control of the Company following the Merger Transaction. Michael Allocca, the founder of FastPoint, will own approximately 26.9% of the outstanding common stock of the Company following the Merger Transaction and may be deemed to be a parent of the Company. The persons expected to be named as the directors of the Company following the completion of the Merger Transaction, identified below, will replace the present directors of the Company and will assume control of the Company. Prior to completion of the Merger Transaction, Robert Marsik, the Chairman of the Board of Directors and President of the Company holding approximately 19% of outstanding common stock and Arlington Capital, LLC, holding approximately 44.4% of the outstanding common stock, have had effective control of the Company. At the closing of the Merger Transaction, the persons identified below whom presently serve as officers and directors of the Company shall resign and be replaced by the following persons.


Name                                Age       Position
----                                ---       ---------

Michael Allocca                     34        Chairman of the Board


Ira S. Morris                       49        President, Chief Executive Officer
                                              and Chief Operating Officer, and
                                              a director

Leonard Makowka, M.D., Ph.D.        44        Director

         Each of the directors will hold office until the next annual meeting of shareholders of the Company and until his successor is elected and qualified or until his earlier death, resignation or removal. The following is information concerning each of the persons who will become directors following the closing of the Merger Transaction.


         Michael Allocca. Mr. Allocca, the Chairman of the Board, founded FastPoint in September 1998. From March 1995 until August 1998 Mr. Allocca was employed as a registered representative and Managing Director of The Boston Group, LP, a registered broker-dealer firm. He has been a registered representative since September 1991. Mr. Allocca received a BS in Economics from Northeastern University.


         Ira S. Morris. Mr. Morris is President, Chief Executive Officer and Chief Operating Officer of FastPoint and is a veteran telecommunications and technology professional. He joined FastPoint in December 1999 and has over 23 years of experience in the telecommunications industry. Prior to joining FastPoint, Mr. Morris was with TelePacific Communications, a Los Angeles-based CLEC which he co founded in June 1998. As President and Chief Operating Officer of TelePacific, he built the company from the ground up, initially offering voice-based services and later developing a full line of Internet and DSL products. In 18 months he built TelePacific into a full service telecommunications company with over 160 employees and $25 million in yearly revenues.

         Prior to forming TelePacific Communications, Mr. Morris headed TCG's (Teleport Communications Group, which was acquired by AT&T) Pacific Market as Regional Vice President, overseeing its 170-member staff and a $100 million capital budget. He also served as Vice President and General Manager of Flex Communications Services, Inc. (now Citizens Utilities, Inc.), a regional Long Distance reseller. Prior to that, Mr. Morris held a variety of managerial positions in operations, sales, marketing, data services and business development during a 15-year tenure with AT&T Communications. He graduated with an Associates Degree in Business from the College of Staten Island.

         Leonard Makowka, M.D., Ph.D. Dr. Makowka, a cofounder of FastPoint, is a clinical surgeon, transplantation specialist and medical researcher who specializes in hepatic science (study relating to the liver). Dr. Makowka joined the Cedars Sinai Medical Center in Los Angeles in 1989 as Chairman of the Department of Surgery and Director of Transplantation Services, a position he held until September 1995. Dr. Makowka held the positions of Professor of Surgery, Department of Surgery, at the UCLA School of Medicine from January 1989 to September 1995. In 1995, Dr. Makowka founded the Comprehensive Liver Disease and Treatment Center at St. Vincent Medical Center in Los Angeles. Dr. Makowka retired from medical practice in December 1997. Dr. Makowka received his M.D. from the University of Toronto Medical School and Masters of Science and Doctor of Philosophy degrees from the University of Toronto's Department of Pathology. Dr. Makowka is actively involved on the boards of various companies. He holds positions on the Board of Directors for Hollis Eden Pharmaceuticals, a public company, Bio Pathology Medical Service, Inc. and LaSalle Street Capital Markets, Inc./Technology Venture Fund, Inc. Hollis Eden Pharmaceuticals is a biotech company specializing in new therapies for HIV and Hepatitis. Bio Pathology Medical Service, Inc. has provided general and anatomic services to Southern California since 1983.

         Except as set forth above, there are no family relationships among directors or executive officers of FastPoint and, no directorships are held by any director in a company which has a class of securities registered pursuant to
Section 12 of the Securities Exchange Act of 1934, as amended, or subject to the requirements of Section 15(d) of that Act or any company registered as an investment company under the Investment Company Act of 1940. Officers serve at the discretion of the Board of Directors.

         Certain Relationships and Related Party transactions. There are no material relationships between the Company and the current officers and directors or any of the persons expected to become directors or executive officers of the Company other than those transactions described below, or contemplated in the Merger Agreement.

         Mr. Marsik had an agreement with the Company under which he agreed to pay the Company's unpaid liabilities at June 30, 1999, which then totaled approximately $9,793 and to pay all other liabilities and obligations of the Company which the Company is unable to satisfy through the earlier of July 1, 2000 or completion of an acquisition transaction such as that contemplated with FastPoint. Mr. Marsik agreed to remain as the Company's President and as a director. In return the Company agree to pay to Mr. Marsik a contingent cash fee of $150,000 upon completion of an acquisition transaction. The agreement was modified and replaced with a new agreement effective July 1, 2000. Under the revised agreement, Mr. Marsik agreed to continue to serve as President and as a director of the Company through the earlier of July 1, 2001 or completion of an acquisition transaction acceptable to the Board of directors. The Company issued 1,000,000 shares of its common stock which would be returned to the Company and cancelled if the Company has completed the merger with Fastpoint by October 31, 2000, received all cash payment from Fastpoint required under the Merger Agreement, and paid to Mr. Marsik $150,000 (less amounts previously advanced) plus $20,000 for each month after July 1, 2000 that Mr. Marsik continues to serve as President. The Company also agreed to use its available cash to pay, or to reimburse Mr. Marsik, for advances, the expenses and liabilities of the Company through the date of completion of any merger.

         In November 1999, Mr. Marsik purchased 125,000 shares of common stock for $3,937, the price per share paid by an unaffiliated person in a separate transaction. Mr. Marsik agreed that the Company can repurchase the shares at the same price if Mr. Marsik fails or refuses to assist the Company during a three month period following completion of an acquisition transaction.

         Office space, telephone services and related miscellaneous supplies and expenses are provided to the Company by Mr. Marsik.

         In November 1998, the Board of Directors approved the issuance of shares of its common stock, which had no market value, to the three directors of the Company for approximately $4,000 in out-of-pocket expenses advanced on behalf of the Company for services provided in connection with reactivating the Company and reestablishing the Company as a Colorado corporation in good standing. The shares were issued in January 1999 as follows: 360,000 shares to Mr. Marsik, 20,000 shares each to Mr. Bergenfield and Mr. Rizzo, then a directors.

         In November 1999, Arlington Capital, LLC purchased 793,844 shares of Company common stock for $25,000 and Mr. Marsik purchased the shares referred to above.

         The following table shows information concerning the identification and address of each person which prior to the Merger Transaction was the beneficial owner of more than 5% of the Company's outstanding common stock, its only class of voting securities:


Name and Address of                                              Amount and Nature
Beneficial Owner                      Title of Class          of Beneficial Ownership     Percent of Class
-------------------                   --------------          -----------------------     -----------------

Robert W. Marsik                         Common                 337,985(1)                    19.0%
                                         Stock
1960 White Birch Drive
Vista, CA 92083

Arlington Capital, LLC                   Common                  793,844                      44.4%
                                         Stock
P. O. Box 11447
Beverly Hills, CA 90213

-----------------------
(1) The shares are held by Mr. Marsik and Carlotta R. Marsik, who is also a director of the Company and they may be deemed to share beneficial ownership of the shares. Does not include shares which would be cancelled upon completion of the merger.


         The following table sets forth the name and address of each person who will be the beneficial owner of more than 5% of any class of voting securities of the Company following the Merger Transaction.




Name and Address of                                            Amount and Nature
Beneficial Owner                         Title of Class    of Beneficial Ownership               Percent of Class
-------------------                      --------------    -----------------------               ----------------
Michael Allocca                          Common               6,400,000(1)                             37.7%
                                         Stock
5777 West Century Blvd., Ste
600
Los Angeles, CA 90045

Arlington Capital, LLC                   Common                1,473,506(2)                            8.3%
                                         Stock
P. O. Box 11447
Beverly Hills, CA 90213

------------------------

(1) Half of these shares are held by an escrow agent subject to certain vesting requirements which must occur on or before January 8, 2000.

(2) Includes warrants to purchase up to 679,662 shares which are exercisable within 60 days of completion of the Merger Transaction.

Executive Compensation

         No compensation was paid to the Board of Directors or any executive officer of the Company in those capacities during the last two fiscal years and until the present, and no cash compensation is anticipated to be paid at any time in the immediate future to any director in that capacity. However, as described above, the Company agreed to pay Mr. Marsik a contingent fee if the Company completes an acquisition transaction and a portion of that fee was advanced to him in 1999.

         The Board of Directors has no standing audit, nominating or compensation committees or committees performing similar functions. During the fiscal year ended December 31, 1999, the Board of Directors of the Company held three meetings, all of which consisted of meetings held by unanimous written consent without an actual meeting.

Section 16(a) Beneficial Ownership Reporting Compliance

         Section 16(a) of the Securities Exchange Act of 1934 (the "1934 Act") requires the Company's directors, executive officers and persons who own more than 10% of a registered class of the Company's equity securities, to file with the SEC initial reports of ownership and reports to changes in ownership of common stock and other equity securities of the Company. Officers and directors and greater than 10% shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

         To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and information otherwise available to the Company, as of June 1, 2000, all Section 16(a) filing requirements applicable to the Company's officers, directors and greater than 10 beneficial owners were complied with.

                                         BY ORDER OF THE BOARD OF DIRECTORS

                                         PROCARE INDUSTRIES, INC.
                                         a Colorado corporation
Vista, California
October 20, 2000

                                         Robert M. Marsik, President